
                                  EXHIBIT 11.1
                           BARRINGER TECHNOLOGIES INC.
                               EARNINGS PER SHARE
                     (in thousands except per share amounts)

                                                      PRIMARY PER SHARE                              FULLY-DILUTED PER SHARE
                                        ------------------------------------------------  ------------------------------------------
                                        Three months ended          Year-ended December   Three months ended     Year-ended December
                                           December 31,                     31,              December 31,                31,
                                        1996           1995          1996          1995    1996        1995      1996          1995
                                        ----           ----          ----          ----    ----        ----      ----          ----
Income (loss) from continuing
     operations                       $  951         $ (520)      $ 2,059       $ (1,178) $  951    $ (520)    $ 2,059    $ (1,178)
Income (loss) from operation
     held for sale                        -             157            -             351      -        157         -          351
Preferred dividend requirements          (4)            (15)         (39)            (82)     (4)      (15)        (39)        (82)
Interest adjustment (1)                   -              -             -              -       13         -          27          -
                                     ----------    -----------    ---------     ---------  ------     ------    --------    --------
                                     $   947         $ (378)     $  2,020       $   (909)  $ 960    $ (378)     $ 2,047    $   (909)
                                     ==========    ===========   ==========     ========== ======   ========    ========   =========

Weighted average shares outstanding    4,299          3,415         3,695          3,283   4,299     3,415        3,694       3,283
Assumed exercise of outstanding
     options and warrants                884            n/a           841           n/a      884       n/a          884         n/a
Assumed conversion of preferred
     stock and convertible
     subordinated debentures             n/a            n/a           n/a           n/a      390       n/a          228         n/a
Assumed repurchase (treasury
     stock method)                      (197)           n/a          (315)          n/a     (197)      n/a         (199)        n/a
                                     ---------    -----------    ----------     ---------- ------  --------     --------    --------
Revised share basis                    4,986          3,415         4,221          3,283   5,376     3,415        4,607       3,283
                                     =========    ===========    ==========     ========== ======  ========     ========    ========
Earnings per share:
     Continuing operations          $   0.19       $ (0.16)      $   0.48    $    (0.39)  $ 0.18   $ (0.16)     $  0.44   $   (0.39)
     Income from operations
          held for sale                  -            0.05             -           0.11       -       0.05          -          0.11
                                    ---------     -----------    ----------  -----------  ------   -------      ------   ----------
      Net income (loss) per share   $  0.19        $ (0.11)      $   0.48    $    (0.28)  $ 0.18   $ (0.11)    $  0.44    $  (0.28)
                                    =========     ===========    ==========  ==========   ======   ========    =======    =========

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1) Add back of interest on the 6% Convertible Subordinated Debentures assumed to be converted as of July 10, 1996, the date of issuance of such debentures.